EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Form S-11 to Registration Statement No. 333-163411 on Form S-3 of our report dated March 11, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Wells Core Office Income REIT, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Wells Core Office Income REIT, Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 13, 2013